Exhibit 6.2

FIRST AMENDMENT

TO

JOINT DEVELOPMENT AGREEMENT

This First Amendment (this “Amendment”) is effective as of August 9, 2024, (the “Amendment Effective Date”) and amends in certain respects as set forth herein that certain Joint Development Agreement dated as of May 7, 2024 (the “Agreement”), entered into by Green Coffee Company Holdings, LLC, a limited liability company organized under the laws of the State of Delaware, USA (“GCC”), and Promotora de Café Colombia S.A., a corporation organized under the laws of the Republic of Colombia (“Procafecol”). GCC and Procafecol may be referred to individually as a “Party” and collectively as the “Parties” in this Amendment.

RECITALS

WHEREAS, the Parties entered into the Agreement, whereby they agreed to cooperate in the development and manufacture of certain Authorized Products using 100% Colombian coffee.

WHEREAS, the Parties now desire to amend the Agreement to include certain new terms for the manufacture, marketing, sale and distribution of additional non-alcoholic Juan Valdez® 100% Colombian coffee-based beverages and Juan Valdez® merchandise items, not contemplated under the Agreement by amending Annex E (Authorized Products) and by incorporating a new Annex L covering the requirements for the joint development of such new products, as well as by modifying certain terms of the Agreement as set forth in this Amendment.

WHEREAS, after examination by the Commission on Business with Third Parties, the Trademarks and Patents Committee of the Federation authorized the execution of this Amendment at a meeting held on July 2, 2024, pursuant to the License Agreements.

WHEREAS, the Board of Directors of Procafecol authorized the execution of this Agreement at a meeting held on July 15, 2024, pursuant to the bylaws of Procafecol.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, contract and agree as follows:

1.            GENERAL

1.1            Defined Terms; References. All capitalized terms used in this Amendment and not otherwise defined herein have the meanings set forth in the Agreement. All references to Sections, Schedules, Exhibits, Attachments, Addenda and any other documents refer to those respective portions of the Agreement unless otherwise specified in this Amendment.

1.2            Incorporation of Recitals; Conflicts. The Parties acknowledge and agree that: (a) the recitals at the beginning of this Amendment are incorporated into the Amendment; and (b) in the event of a conflict between the terms amended pursuant to this Amendment and the other terms of the Agreement (as previously amended), the terms of this Amendment control. Except as and to the extent expressly modified by this Amendment, the Agreement remains in full force and effect in all respects without any modification.

2.            AGREEMENT REVISIONS AND ADDITIONS

2.1        Amendment to Definitions. Section 1 (Defined Terms) of the Agreement hereby is amended to modify or add, as applicable, the following defined terms:

“Authorized Product(s)” refers, collectively, to (i) the 100% Colombian roasted coffee, packaged and identified with the Juan Valdez® Brands, and (ii) any other products approved by Procafecol from time to time under this Agreement, including, but not limited to, the New Products set forth in Annex E. The initial list of the Authorized Products is set forth in Annex E of this Agreement and a list of additional New Products is hereby added to such Annex E, which may be updated from time to time upon the mutual agreement of the Parties.

Amendment to Joint Development Agreement	Page 1

“Maquila(s)” o “Maquiladora(s)” refers to (i) any Person involved in the business of manufacturing coffee-based beverages in plants or factories whether in Colombia or in the Authorized Territory, and (ii) any Person involved in the business of manufacturing merchandise items in plants or factories whether in Colombia, the Authorized Territory or elsewhere; which have been pre-approved by Procafecol and engaged by GCC for the manufacture of the New Products.

“Maquilas’ Requirements” means the minimum requirements to be followed and achieved by each Maquila during the manufacture, packaging and labelling process (as applicable) of the New Products as set forth in Annex L hereto.

“Minimum Requirements” means each of the Roasters’ Requirements, Maquilas’ Requirements, the Brokers’ Requirements and the Distributors’ Requirements.

“Minimum Sales Requirements” means (i) those annual targets for the minimum sales values of the Juan Valdez® 100% Colombian roasted coffee products as provided on Annex K for each year of the initial Term of this Agreement, and (ii) those annual targets for the minimum sales values of the New Products as provided on Annex K-2 incorporated in this Amendment, for each year of the first six (6) years from the Amendment Effective Date.

“New Products” means (i) the non-alcoholic Juan Valdez® 100% Colombian coffee-based beverages and (ii) the Juan Valdez® merchandise items, listed in Annex E to this Agreement. New Products are considered Authorized Products under this Agreement.

“Third-Party Provider” means each of the Brokers, Distributors, Roasters and Maquiladoras.

2.2           Amendment to Section 2.1. Section 2.1 of the Agreement is amended and restated in its entirety to read as follows:

“2.1. Grant of Rights. Subject to the provisions hereof, Procafecol hereby appoints and authorizes GCC, and GCC accepts the appointment, upon the terms and conditions of this Agreement, to manufacture, directly and/or through one or more Roasters and/or Maquiladoras, and to market, sell and distribute, directly and/or through one or more Brokers and/or Distributors, the Authorized Products solely through the Authorized Channels in the Authorized Territory.”

2.3           Addition of New Section 2.12. A new Section 2.12 is hereby added to the Agreement as follows:

“2.12. Expansion of the Agreement for New Products. For the purposes of this Agreement, all provisions, obligations, and rights set forth herein, including in this Section 2 and all following Sections and Annexes of this Agreement, that are generally applicable to Roasters shall equally apply, mutatis mutandis, to Maquiladoras engaged by GCC for the manufacturing, processing, or production of Authorized Products under the Juan Valdez® Brands. The term ‘mutatis mutandis’ shall mean that the necessary changes are being made so that such provisions applicable to Roasters shall be adapted to the Maquiladoras in a manner that respects the intent and purpose of such provisions, ensuring parity of obligations and rights, and consistent adherence to the quality, standards, and procedures as stipulated in the Agreement for Roasters. Any references to Annex J for Roasters are hereby amended to include “and Annex L” for Maquiladoras”.

Amendment to Joint Development Agreement	Page 2

2.4           Addition of New Section 2.13. A new Section 2.13 is hereby added to the Agreement as follows:

“2.13. Exclusivity and New Product Expansion Clause: Subject to the terms of this Agreement, including meeting any applicable Minimum Sales Requirements, GCC shall have (i) the exclusive right (even as to Procafecol) to manufacture, market, sell and distribute non-alcoholic Juan Valdez® 100% Colombian coffee-based beverages solely through the Authorized Channels within the Territory, and (ii) the non-exclusive right to manufacture, market, sell and distribute Juan Valdez® merchandise items solely through the Authorized Channels within the Territory.”

2.5           Amendment to Section 3.1. Section 3.1 of the Agreement is amended and restated in its entirety to read as follows:

“3.1. GCC will manufacture the Authorized Products within Colombia and/or the Authorized Territory directly and/or through Procafecol authorized Roasters and Maquiladoras, as applicable as per each Authorized Product, and in accordance with the terms and conditions set forth in this Agreement. For purposes of this Agreement, “Manufacturing” means, as applicable, roasting, processing, fabricating, assembling, producing, maquila, packing and labeling of the Authorized Product.”

2.6           Amendment to Section 3.2. Section 3.2 of the Agreement is amended and restated in its entirety to read as follows:

“3.2. The manufacture of Authorized Product(s) by GCC and/or any Roaster or Maquiladora shall be, as applicable, subject to compliance with (i) the specifications and Roasters’ Requirements set forth in Annex J (the “Roasting Standards”); (ii) the specifications and Maquilas’ Requirements set forth in Annex L (“Maquilas’ Standards”); and (iii) any other specification agreed to between the Parties during the joint product creation efforts, which they agree to engage in, in good faith, immediately following the Effective Date. Unless otherwise approved by Procafecol, the Authorized Product creation efforts shall be consistent with the current Trademark Guidelines and Brand Manuals of Procafecol.”

2.7           Amendment to Section 3.3. Section 3.3 of the Agreement is hereby amended by adding a new subsection (h) to read as follows, the rest of the clause remains the same except as amended by Section 2.12 of this Amendment:

“3.3. […]

(h) In the event of separation or cessation of services by any Maquiladora engaged in the manufacturing, processing, or production of coffee-based products under this Agreement, GCC shall be obligated to present a detailed business continuity plan within thirty (30) days of such event. This continuity plan shall be designed to ensure uninterrupted production and supply of the coffee-based products and shall be effectively implemented within a maximum period of six (6) months from the date of Maquiladora separation. The period of time during which a Maquiladora is not available or operational shall not interfere with GCC’s obligations to comply with the Minimum Sales Requirements (New Products) set forth in Annex K-2 and to provide continuity on the business and shall in no way cause the reduction of the sales targets and goals as outlined in the Agreement. GCC is required to maintain its performance objectives and meet the stipulated sales targets regardless of a Maquiladora's operational status.”

Amendment to Joint Development Agreement	Page 3

2.8           Amendment to Section 10.1. Section 10.1 of the Agreement is amended and restated in its entirety to read as follows:

“10.1. Within the twenty-five (25) calendar days following the close of each Fiscal Quarter:

(i) a reasonably detailed report of the Gross Sales of each of the Authorized Products to Authorized Retail Channels for the immediately preceding Fiscal Quarter on the basis of which the Commissions will be determined per Authorized Product. The report will be expressed in United States dollars and signed by GCC’s legal representative.

(ii) a reasonably detailed report of the Gross Sales of each of the Authorized Products to Authorized Institutional Channels for the immediately preceding Fiscal Quarter on the basis of which the Commissions will be determined per Authorized Product. The report will be expressed in United States dollars and signed by GCC’s legal representative.”

2.9           Amendment to Annex E. The Agreement is amended to incorporate a new version of Annex E – Authorized Products (attached below) adding the New Products to the list of Authorized Products.

2.10         Addition of Annex K-2. The Agreement is amended to incorporate a new Annex K-2 – Minimum Sales Requirements (New Products) (attached below).

2.11         Addition of Annex L. The Agreement is amended to incorporate a new Annex L – Maquilas Requirements (attached below).

3.             MISCELLANEOUS OF THIS AMENDMENT.

3.1            Authority. Each Party represents and warrants to the other Party that this Amendment is being executed by the authorized representative of such Party.

3.2            Counterparts; Electronically Transmitted Documents and Signatures. This Amendment may be executed in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument, it being understood that the Parties need not sign the same counterpart. A manual signature on this Amendment, which image is transmitted electronically, will constitute an original signature for all purposes. The delivery of this Amendment, including signature pages, may be transmitted or exchanged by the Parties by way of exchanging (a) signed originals, (b) by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, including sending in portable document format (PDF) via email, or (C) any combination of any such means, and the Parties hereby adopt as original any such documents received. Delivery of such documents by any electronic means will have the same effect as physical delivery of the paper document bearing the original signature.

3.3            Entire Agreement. This Amendment, together with the Agreement, sets forth the entire agreement between the Parties, and there are no representations, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Amendment, which are not fully expressed herein. This Amendment may not be changed or terminated orally or in any manner other than as permitted by the Agreement or pursuant to a written agreement executed by both Parties.

SIGNATURE PAGE TO FOLLOW

Amendment to Joint Development Agreement	Page 4

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

GREEN COFFEE COMPANY HOLDINGS, LLC

By:	/s/ Boris Wüllner Garces
Name:
Boris Wüllner Garces
Title: Authorized Signatory

PROCAFECOL S.A.

By:	/s/ Pedro Antonio Garcia Moncayo
Name: Pedro Antonio Garcia Moncayo
Title: Authorized Signatory

Amendment to Joint Development Agreement	Page 5

The Company agrees to furnish supplementally a copy of any omitted Annex

ANNEX E

AUTHORIZED PRODUCTS

Amendment to Joint Development Agreement

Annex K-2

Minimum Sales Requirements

(new products)

Amendment to Joint Development Agreement

ANNEX L

MAQUILAS’ REQUIREMENTS

Amendment to Joint Development Agreement